Exhibit 11

      CCA INDUSTRIES, INC. AND SUBSIDIARIES
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        COMPUTATION OF EARNINGS PER SHARE
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                  (UNAUDITED)



                                    Three Months Ended       Nine Months Ended
                                        August 31,                August 31,
                                     2005         2004        2005        2004

Item 6.
Weighted average shares outstanding -
  Basic                           7,219,152   7,316,491    7,132,137    7,301,942
Net effect of dilutive stock
  options--based on the
  treasury stock method
  using average market price           -        361,170      194,301      363,087

Weighted average shares outstanding -
  Diluted                         7,219,152   7,677,661    7,326,438    7,665,029

     Net Income (Loss)            $ 390,834) $2,798,203   $2,304,651   $3,634,345

Per share amount
  Basic                               ($.05)       $.38         $.32         $.50
  Diluted                             ($.05)       $.36         $.31         $.47




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